SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

 EGA Emerging Global Shares Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary proxy materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

Important Information Regarding Your Clients’ Investments

In One or More of Our ETFs

• EGShares Beyond BRICs ETF (“BBRC”)	• EGShares Emerging Markets Core ETF (“EMCR”)
• EGShares EM Core ex-China ETF (“XCEM”)	• EGShares India Consumer ETF (“INCO”)
• EGShares EM Quality Dividend ETF (“HILO”)	• EGShares India Infrastructure ETF (“INXX”)
• EGShares EM Strategic Opportunities ETF (“EMSO”)	• EGShares India Small Cap ETF (“SCIN”)
• EGShares Emerging Markets Consumer ETF (“ECON”)

Dear Wealth Manager:

Your clients with an investment in one or more of the EGShares ETFs (each a “Fund” and collectively the “Funds,” and each a series of the EGA Emerging Global Shares Trust (the “Trust”)) identified above will be receiving important proxy information shortly. They are being asked to consider and vote on a "change of control" proposal in connection with the EGA Emerging Global Shares Trust Special Meeting of Shareholders to be held on August 12, 2016.

Emerging Global Advisors, LLC (“EGA”), each Fund’s current investment adviser, entered into an agreement with Columbia Management Investment Advisers, LLC (“Columbia Threadneedle”) whereby Columbia Threadneedle, a subsidiary of Ameriprise Financial, Inc., will acquire EGA (the “Transaction”). The Transaction, when completed, will constitute a change in control of EGA and cause the Funds’ current investment advisory agreements with EGA to automatically terminate. Shareholders of each Fund are therefore being asked to approve a new investment advisory agreement with Columbia Threadneedle that would become effective upon the closing of the Transaction.

In addition, at the Meeting, shareholders of the Trust are also being asked to elect a new board of trustees of the Trust.

Further, at the Meeting, shareholders of each Fund are also being asked to approve a “manager of managers” proposal, which would authorize Columbia Threadneedle to enter into and materially amend Fund subadvisory agreements in the future with subadvisers that are not affiliated persons of Columbia Threadneedle, with the approval of the Trust’s board of trustees, but without obtaining additional shareholder approval.

Your clients’ Fund and its investment objectives will not change as a result of the completion of the Transaction, and they will still own the same shares in the same Fund.

Our proxy solicitor, D.F. King, will be contacting your clients who have not voted their shares. Thus, please be aware that your clients may receive a telephone call to ensure they have received proxy material, to answer any questions they may have, and to solicit a proxy vote. If your clients contact you, please recommend that they exercise their voting rights and support the proposals.

DISCRETIONARY ACCOUNTS

If your clients have delegated discretionary authority to you to vote their shares, please review the attached proxy statement and vote your clients’ shares FOR all proposals through your standard internal voting process or call our proxy solicitor, D.F. King at 1-(800)-622-1569 to ask for assistance in voting.

155 West 19th Street, 3rd Floor | New York NY, 10011 | +1888 800 4347

emergingglobaladvisors.com

If your clients have not delegated discretionary authority to you to vote their shares, we ask for your assistance in urging them to participate today and vote FOR all proposals by using one of the easy voting options, each of which is described in the proxy materials in the attached PDF. If you have authority to vote on behalf of your clients and need assistance or if you have any questions about the proxy please call D.F. King at 1-(800)-622-1569 today.

We greatly appreciate your efforts in encouraging your clients’ participation in this important matter.

Thank you,

Robert C. Holderith

President and Founder

155 West 19th Street, 3rd Floor | New York NY, 10011 | +1888 800 4347

emergingglobaladvisors.com